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                                                                    EXHIBIT 16.2



















                  LETTER OF CHERRY, BEKAERT & HOLLAND, L.L.P.,
                           AS TO CHANGE IN ACCOUNTANTS



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                 [CHERRY, BEKAERT & HOLLAND, L.L.P. LETTERHEAD]









November 26, 2001



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549


Re:   Harp & Eagle, Ltd.
      Registration Statement on Form SB-2
      File No. 333-55088


Gentlemen:

As of November 1, 2001, we were engaged by Harp & Eagle, Ltd. and its subsidiaries (collectively, the "Company") to audit the consolidated financial statements of the Company as of December 31, 2000 and 1999, and for each of the years then ended. We replaced Schenck & Associates, S.C. as the Company's principal independent accountants and auditors upon the resignation of such firm.

We confirm that we have reviewed the disclosure appearing in the Company's above-referenced registration statement on Form SB-2 ("Registration Statement") in response to Item 304 of Regulation S-B, as included in the prospectus under the caption "Experts," and agree with the statements made therein as they pertain to our firm.

We further confirm that we did not, at any time prior to our engagement, discuss or consult with the Company with respect to any matter contemplated by Item 304(a)(2) of Regulation S-B.

We consent to the filing of this letter as Exhibit 16.2 to the Registration Statement.

Very truly yours,


/s/ CHERRY, BEKAERT & HOLLAND, L.L.P.

CHERRY, BEKAERT & HOLLAND, L.L.P.